UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Criteo S.A.
32, rue Blanche
75009 Paris - France

SUPPLEMENT TO THE
PROXY STATEMENT

FOR THE ANNUAL COMBINED GENERAL MEETING OF SHAREHOLDERS
To Be Held on June 27, 2018

Explanatory Note: On April 30, 2018, Criteo SA (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) describing the matters to be voted upon at the Company’s Annual Combined General Meeting of Stockholders to be held on June 27, 2018. This supplement (this “Supplement”) is being filed solely to provide our shareholders with (i) additional explanation regarding the Company’s BSA grant practices for our independent directors and (ii) voluntary disclosure regarding fees paid in 2017 to RBB Business Advisors, our statutory auditor, and should be read in conjunction with the Proxy Statement. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to such terms in the Proxy Statement.
This Supplement does not change the other information included in the Proxy Statement, or any of the proposals to be acted upon at the Annual General Meeting, which are described in the Proxy Statement. For more information on how to vote, please see the section of the Proxy Statement captioned "Questions and Answers about the Annual General Meeting—How can I vote my Ordinary Shares or ADSs?"
BSA Grants to Non-Employee Directors
Under French corporate law, independent directors cannot be compensated other than through cash attendance fees and because they are not employees of the Company, we may not directly grant our independent directors RSUs or stock options.
However, in accordance with U.S. market practice, we believe that Company stock ownership by our directors, including our independent directors, is an important governance and compensation tool. First, it aligns our directors’ interests with the interests of the Company and our shareholders.
Second, the majority of publicly traded U.S. companies, and all of the members of our U.S. peer group, provide annual equity compensation to their directors. Of our U.S. peer group, 71% grant RSUs, 11% grant only stock options, and 18% provide independent directors with a mix of RSUs and stock options. In order to attract and retain key US-based directors with the background, experience and skills we require, we apply market norms in the United States, to the extent permitted by French corporate law.
As a result, we grant our independent directors the right to subscribe for BSAs and provide that they can use their cash attendance fees to do so. In accordance with French law, the subscription price our non-employee directors must pay is equal to the fair market value of the BSAs on the date of grant. Furthermore, although our independent directors generally subscribe for the BSAs granted to them, they are not required to do so.

Fees Paid to Statutory Auditor
The accounting firm of RBB Business Advisors (formerly called Rouer, Bernard, Bretout) is one of our two Statutory Auditors, which are required under French law. RBB Business Advisors does not serve as our independent registered public accounting firm or our principal accountant.
RBB Business Advisors’ fees for 2017 consisted of (i) €52,799 for performing the audit of the Company’s statutory and consolidated financial statements and (ii) €7,500 for preparing the related audit report.
RBB Business Advisors did not perform any other services for the Company.
Other Matters
Institutional Shareholders Services, or ISS, recently released its voting recommendations with respect to the matters to be voted on at the Annual General Meeting. In describing votes required to pass each resolution, the report notes that broker non-votes are not counted.
Shareholders are reminded that under the terms of our agreement with the Depositary, there will be no broker non-votes: If you are a beneficial holder of ADSs and do not return your voting instruction form, your broker, bank or other nominee will not have discretionary authority to provide voting instructions to the Depositary on any such matter. Further, because such intermediaries are not permitted to exercise discretionary authority, there will be no broker non-votes with respect to any matter. Therefore, pursuant to the terms of the deposit agreement, the Depositary will deem you to have instructed the Depositary to vote the Ordinary Shares underlying such ADSs in accordance with the board of directors’ recommendations.